Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of July 17, 2017 (the “Effective Date”), is between FRED’S INC., a Tennessee corporation (the “Company”), and JASON JENNE a resident of the State of Tennessee (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company and Employee desire to amend that certain Employment Agreement, dated as of April 10, 2017, by and between the Company and Employee (the “Original Agreement”).

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments.  The Original Agreement is hereby amended as follows:

(a) Section 2 of the Original Agreement is hereby deleted in its entirety and shall be replaced with the following:

(2) Duties.  Employee agrees to serve as Executive Vice President, Chief Financial Officer and Secretary. During the term of Employee’s employment hereunder, Employee shall perform the duties consistent with that which the Company shall from time to time reasonably assign to Employee. Employee shall devote his full business time, best efforts, and ability to the business of the Company, shall comply with the overall policies established by the Company, and shall do all reasonably in Employee’s power to promote, develop and enhance the profitability of the business of the Company.  Without limiting the generality of the foregoing, during his employment by the Company, Employee shall not, without the prior written consent of the Company, render services, other than as an employee of the Company, to or for any person, firm, partnership, limited liability company, corporation, or other organization for compensation.

(b) Section 3(a) is hereby deleted in its entirety and shall be replaced with the following:

(a) Base Pay. The Company shall pay Employee an annual salary (the “Base Pay”) of $400,000, which shall be payable in accordance with the Company’s regular payroll practices as in effect from time to time, and less any amounts required to be withheld under applicable state and Federal tax and other related laws and regulations.  On the six month anniversary of Employee’s appointment to the office of Executive Vice President, Chief Financial Officer and Secretary, Employee’s Base Pay and/or other elements of compensation may, upon recommendation of the Chief Executive Officer and with the approval of the Compensation Committee of the Company, be adjusted based on a review of Employee’s performance.  Employee’s Base Pay and other elements of compensation are subject to the Company’s annual review practices.  While Employee’s Base Pay may be increased by the Company from time to time, in no event will Employee’s Base Pay be reduced below $400,000 (same as above).

(c) Section 3(b) is hereby deleted in its entirety and shall be replaced with the following:

(b) Management Incentive Program.  For each fiscal year completed during Employee’s employment under this Agreement, Employee will be eligible to participate in the Company’s Management Incentive Program at the Executive Vice President level, which Program specifies the parameters of an annual bonus payable based upon Employee’s performance and that of the Company against achievement of pre-established and approved goals and targets (the “Annual Bonus”).  The Management Incentive Program currently provides for an Annual Bonus in the range of 70%-140% of Base Pay, but the Program and these parameters are subject to change from time to time by the Company in its sole discretion.  But for the percentages included in this Agreement, the Company’s Management Incentive Plan will control all process and procedure. Employee must be an employee in good standing throughout the fiscal year in which an Annual Bonus is earned and on the date the Annual Bonus is paid in order to be eligible for payment of such Annual Bonus.  The Annual Bonus, if any is earned, will be paid by the Company within the timeframe specified by the Management Incentive Program policies and procedures.

(d) As used in the Original Agreement, the term “Change of Control” shall have the meaning ascribed to the term “Change in Control” as set forth in the Fred’s, Inc. 2017 Long-Term Incentive Plan, as amended, or in any successor plan adopted by the Company.

2. Promotion Grant.  Upon Employee’s appointment to the office of Executive Vice President, Chief Financial Officer and Secretary, Employee shall be entitled to receive a one-time award of shares of restricted stock of the Company in an amount equal to $200,000, which award shall be made pursuant to the terms and conditions set forth in a grant agreement, the form, terms and conditions of which shall be satisfactory to the Company and its counsel.  The terms of such grant agreement shall control with respect to such award notwithstanding any other provision to the contrary in the Original Agreement.

3. Effect of Amendment.  All amendments set forth herein shall become effective as of the Effective Date. Except as otherwise may be set forth expressly hereinabove, all terms of the Original Agreement shall be and remain in full force and effect, and shall constitute the legal, valid, binding, and enforceable obligations of the Company and Employee, as applicable.

4. Successors and Assigns.  This Amendment and all rights under this Amendment are personal to Employee and shall not be assignable nor delegable. All of Employee’s rights under the Amendment shall inure to the benefit of his heirs, personal representatives, designees or other legal representatives, as the case may be. This Amendment shall inure to the benefit of and be binding upon the Company and its successors and assigns.

5. Governing Law. This Amendment (and any claims or controversies arising out of or relating to this Amendment) shall be construed in accordance with and governed by the laws of the State of Tennessee without regard to the conflicts of laws principles that would result in the application of any law other than the law of the State of Tennessee.

6. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto. The exchange of copies of this Amendment and of signature pages by facsimile or email transmission shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes.

7. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Amendment. In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by one of its duly authorized officers, and Employee has manually signed his name hereto, all as of the day and year first above written.

FRED’S, INC.

By:	/s/ Michael K. Bloom
Name:	Michael K. Bloom
Title:	Chief Executive Officer

EMPLOYEE

/s/ Jason Jenne
Jason Jenne